EX.h.4

FEE WAIVER AND EXPENSE REIMBURSEMENT AGREEMENT

THIS AGREEMENT, dated as of August 17, 2011, is by and between Columbia Acorn Trust (the “Trust”), a Massachusetts business trust registered as an open-end diversified management investment company under the Investment Company Act of 1940, as amended, on behalf of its series Columbia Acorn European Fund and Columbia Acorn Emerging Markets Fund (each a “Fund” and together, the “Funds”), and Columbia Wanger Asset Management, LLC, a Delaware limited liability company registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Adviser”).

WHEREAS, the Adviser serves as investment adviser to each of the Funds pursuant to a separate investment advisory agreement between the Trust, on behalf of the Funds, and the Adviser (the “Investment Advisory Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1. Fee Waivers and Expense Reimbursements.

Columbia Acorn European Fund. The Adviser shall waive fees payable to it under the Investment Advisory Agreement by Columbia Acorn European Fund, and shall reimburse certain expenses of Columbia Acorn European Fund, so that the Fund’s ordinary operating expenses (excluding interest and fees on borrowings and expenses associated with the Fund’s investment in other investment companies, if any) do not exceed the annual rates of:

•	1.75% of the Fund’s average daily net assets attributable to Class A shares;

•	2.50% of the Fund’s average daily net assets attributable to Class C shares;

•	1.31% of the Fund’s average daily net assets attributable to Class I shares; and

•	1.50% of the Fund’s average daily net assets attributable to Class Z shares.

Columbia Acorn Emerging Markets Fund. The Adviser shall waive fees payable to it under the Investment Advisory Agreement by Columbia Acorn Emerging Markets Fund, and shall reimburse certain expenses of Columbia Acorn European Fund, so that the Fund’s ordinary operating expenses (excluding interest and fees on borrowings and expenses associated with the Fund’s investment in other investment companies, if any) do not exceed the annual rates of:

•	1.85% of the Fund’s average daily net assets attributable to Class A shares;

•	2.60% of the Fund’s average daily net assets attributable to Class C shares;

•	1.41% of the Fund’s average daily net assets attributable to Class I shares; and

•	1.60% of the Fund’s average daily net assets attributable to Class Z shares.

2. Recoupment.

The Adviser shall be entitled to recoup from each Fund any fees waived and/or expenses reimbursed with respect to any share class offered by the Fund for a one-year period following the date of such fee waiver and/or reimbursement if such recovery does not cause the ordinary operating expenses of the Fund (excluding interest and fees on borrowings and expenses associated with the Fund’s investment in other investment companies, if any) to exceed the annual rates set forth in Section 1 of this Agreement, or to exceed such annual rate as may be in place at the time of the recoupment, whichever is less.

3. Term and Termination.

The Adviser shall waive fees and reimburse expenses of each Fund, as described herein, through April 30, 2013. This Agreement may be terminated as to a Fund only upon the mutual agreement of the Board of Trustees of the Trust and the Adviser.

4. Entire Agreement; Modification; Amendment.

This Agreement constitutes the entire agreement of the parties with respect to its subject matter. Each provision herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the enforceability of any such other provision or agreement. In addition, each provision herein shall be treated as separate and independent with respect to each Fund and shall be treated as separate and independent from such provision or agreement with respect to the other Fund. No modification or amendment of this Agreement shall be binding unless it is made in writing and executed by both the Trust, on behalf of the Funds, and the Adviser.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

COLUMBIA ACORN TRUST on behalf of its series Columbia Acorn European Fund and Columbia Acorn European Fund

By:	/s/ Bruce H. Lauer
Name: Bruce H. Lauer
Title: Vice President, Secretary and Treasurer

COLUMBIA WANGER ASSET MANAGEMENT, LLC

By:	Charles P. McQuaid
Name: Charles P. McQuaid
Title: President